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                                                                   EXHIBIT 10.17

October 28, 1999



Ms. Kathleen Harris Pena
Vice President
MEDIBUY.COM
7777 Alvarado Road
Suite 401
La Mesa, California 91941

Dear Ms. Pena:

MEDIBUY.COM and Ernst & Young LLP (E&Y) began discussions in September 1999 to explore ways in which we could work together to impact the success of MEDIBUY.COM's business plan as it prepares for its Initial Public Offering. Through these efforts we have jointly identified two critical projects where MEDIBUY.COM is interested in obtaining E&Y's professional assistance.

The purpose of this letter is to authorize the immediate deployment of E&Y's resources to these specific projects. This letter outlines the scope of services for the projects requiring immediate launch, professional fees, and other terms of our engagement.

SCOPE OF SERVICES

As a result of our discussions we have jointly determined the immediate need for the following two projects in which E&Y will provide professional services assistance:

        - Buyer Implementation

        - Supplier Implementation

As a result of our ongoing relationship and collaboration, E&Y began Buyer Implementation planning in September 1999. The work completed by E&Y for MEDIBUY.COM prior to this letter will be included in the deliverables and fees.

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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 2


BUYER IMPLEMENTATION

E&Y's assistance includes developing the implementation approach for the rollout of eRFP and eAuction to MEDIBUY.COM buyer sites, coordinating and deploying resources to implement the tools and educate buyers, and providing buyer assistance/coaching to begin utilization of the tools.

MEDIBUY.COM has identified a number of sites where eRFP and eAuction will be implemented. To expedite this process, E&Y will provide staffing assistance to support the deployment to 50 sites by December 15th, 1999. Our ability to accomplish this objective is dependent upon MEDIBUY.COM identifying target sites, obtaining buyer commitments and scheduling 10 to 15 sites per week beginning on November 1st, 1999. E&Y will assign eight dedicated staff to provide training support in the activation and use of the above MEDIBUY.COM products. The deliverables for this project will include:

        - Completion of the eRFP/eAuction Buyer Implementation Strategy; and

        - Hospital site visits and physical implementation at sites identified by MEDIBUY.COM.

SUPPLIER IMPLEMENTATION

Our work effort will consist of developing an implementation strategy for suppliers to use eRFP in responding to purchasing department requests, providing staffing support to register suppliers based upon criteria specified by MEDIBUY.COM, and assisting in the deployment of MEDIBUY.COM to the supplier communities.

We understand that MEDIBUY.COM has identified approximately 18,000 suppliers of which 1,500 are registered to use the eRFP and related products. E&Y will assign four dedicated staff to provide logistical and staffing support in order to register as many additional vendors as possible by December 15th, 1999. Our ability to achieve this objective will be dependent upon MEDIBUY.COM providing supplier lists that are relevant to their customers as well as technical and training support required to activate the suppliers.

The deliverables for this project will include:

        - Completion of the Supplier Implementation Strategy; and

        - High-level implementation script initially for current and prospective suppliers.


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 3

PROJECT TEAM

This is a significant project for both MEDIBUY.COM and E&Y. It is important that the appropriate focus and direction be provided at both the project and relationship levels. We will staff this engagement immediately by complementing our existing team with additional E&Y staff. To ensure your continued satisfaction with our service, we have established the leadership team consisting of the following individuals.

GARY DOWLING, SENIOR MANAGER, will be the Alliance Executive for E&Y. Gary has extensive knowledge of supply chain, health care and eCommerce. In addition he has a strong existing knowledge of MEDIBUY.COM's executives and their goals.

BOB SKOK, PRINCIPAL, will serve as Engagement Executive for this project and will be responsible for the overall conduct of our services under this agreement. Bob will work closely with all members of our leadership team to monitor the progress and quality of our assistance.

MICHAEL BROOKS, SENIOR MANAGER, will serve as Engagement Director. In this role, he will have overall responsibility for E&Y's engagement execution, work closely with MEDIBUY.COM's leadership, monitor progress toward project objectives and actively participate in project design and execution.

ANGELA CHEUNG, MANAGER, and RICHARD PHILLIPS, MANAGER, will serve as Project Managers for the Buyer and Supplier implementations, respectively. They will be responsible for overall project management of E&Y's day-to-day project activities. They will also be aligned closely with MEDIBUY.COM's project leadership to help facilitate progress toward project objectives.

PROJECT TIMING AND FEES

As previously discussed, we have already initiated components of this work in September and October. We are prepared to begin this project immediately upon MEDIBUY.COM's approval to proceed as indicated by returning a signed copy of this letter. Our assistance will continue through December l5th 1999.

Based on our proposed scope and anticipated level of participation, our professional fees for buyer and supplier implementation will be $ 875,000 for work performed between October 16th and December 15th. Our professional fees are based on a time and materials basis driven by the actual time spent by the assigned consultants. In the event changes in scope are identified or if scheduling difficulties beyond our control impact the buyer & seller implementations, we will notify you as soon as possible to discuss the impact on the projects success and related professional fees and expenses. In addition to our professional fees, it is our practice to bill for project related expenses such as transportation, meals and lodging at our actual costs. Professional fees for the buyer and


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 4


supplier implementations will be invoiced in two equal amounts of $437,500 on the November 1st and December 1st. Expenses will be invoiced, monthly. All invoices are due and payable by the fifteenth of the month.

Lastly, upon signing this agreement we will invoice MEDIBUY.COM for $270,000 in professional fees and expenses related to work E&Y performed prior to October 15th at your request.

EXCLUSIVITY OF RELATIONSHIP

During the term of this agreement, E&Y agrees to not consult with the following named competitors, related to the health provider supply/procurement ecommerce market space, Neoforma and Global Village. Should the relationship between MEDIBUY.COM and E&Y continue beyond the term of this agreement, at a substantial and increasing level, E&Y also agrees to not consult with the previously named competitors.

At the conclusion of this Agreement, or any extensions of the Agreement, E&Y agrees to not consult with the named competitors previously mentioned for a period of time equal to the duration of this Agreement, or any extensions, not to exceed six (6) months.

This engagement will be governed by the Terms and Conditions specified in Exhibit A included with this agreement.

                                 * * * * * * *

We look forward to working with MEDIBUY.COM on these important projects. To indicate your acceptance of this engagement letter and authorization to proceed, please sign below and return an original to Gary Dowling. Should any questions arise, please contact Gary at (404) 817-5446.


Very truly yours,

[ ]  [ ]

AGREED TO AND ACCEPTED BY MEDIBUY.COM:

NAME: /s/ KATHLEEN HARRIS PENA
     ------------------------------
          KATHLEEN HARRIS PENA

TITLE:    Vice President                    DATE: 10-29-99
      -----------------------------
          VICE PRESIDENT

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                         EXHIBIT A TERMS AND CONDITIONS

I. Agreement. It is agreed that ERNST & YOUNG LLP ("E&Y") will provide the consulting services (the "Services") described in the accompanying Letter to which this Exhibit A is attached (such accompanying Letter and this Exhibit A, collectively, this "Agreement"), to the client named in this Agreement (the "Client"), as an independent contractor and for the fees set forth in this Agreement. This Agreement constitutes the entire and sole agreement between Client and E&Y, and merges all prior and contemporaneous communications with respect to the subject matter hereof This Agreement shall not be modified or assigned except by later written agreement signed by both parties. Nothing contained herein shall be construed to create an employment or principal-agent relationship or joint venture between E&Y and Client, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever.

II. Changes and Delays.

        A. Changes in scope of the Services dictated by Client and changing conditions of law or schedule delays or other events beyond E&Y's reasonable control, including events described below, may require contract price and/or date of performance revisions to be agreed upon by both parties. In the event that performance on the part of either party is delayed or suspended as a result of circumstances beyond its reasonable control such as Acts of God or other force majeure event, and without its fault or negligence, then the period of performance and term of this Agreement shall be extended to the extent of any such delay and neither party shall incur any liability to the other party as a result of such delay or suspension.

        B. E&Y's performance hereunder is contingent upon the cooperation of Client, including the supply to E&Y of adequate resources and accurate information in connection with this Agreement. If any delays in E&Y's performance occur as a result of failure or untimely performance by Client and/or suppliers, the term of this Agreement shall be extended to the extent of any such delay and E&Y shall not incur any liability to Client as a result of such delay. If such delays last for thirty days or more, E&Y shall be entitled to terminate this Agreement by giving written notice to Client, such termination to be effective on the date indicated in said notice. E&Y's entitlement to payment of fees and reimbursement of expenses in the event of termination under this provision shall be governed by Paragraph VII below.

III. Warranty and Liability.

        A. E&Y will exercise due professional care and competence in the performance of the Services.

        B. To the maximum extent permitted by law, E&Y's liability, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 6


warranties, failure of essential purpose or otherwise, under this Agreement or with respect to the Services shall be limited to the amount of fees actually paid by Client to E&Y under this Agreement. The foregoing limitation shall not apply to the extent damages are directly caused by E&Y's willful misconduct or gross negligence. If E&Y is working on a multi-phase engagement for Client, E&Y's liability shall be limited to the amount actually paid to E&Y for that particular phase that gives rise to the liability.

        C. Neither party shall be liable for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages. Client's recourse with respect to any liability or obligation of E&Y hereunder shall be limited to the assets of E&Y, and Client shall have no recourse against, and shall bring no claim against, any partner of E&Y or any of the assets thereof.

        D. EXCEPT AS OTHERWISE STATED ABOVE, E&Y MAKES NO WARRANTIES, OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR WARRANTIES OF ANY PRODUCTS OR SERVICES PROVIDED BY A THIRD PARTY VENDOR.

IV. Client Cooperation. Client agrees to provide E&Y, in a timely fashion, with all information reasonably required for the performance of the Services, with any new information that may be necessary to E&Y's understanding of the Services, and with adequate resources and personnel to facilitate the performance of the Services.

        V. Confidentiality.

        A. Neither party shall disclose Confidential Information (as hereinafter defined) of the other party. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the confidential information of the disclosing party. The foregoing obligations shall not apply to any information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain through a source other the receiving party, (ii) is subsequently learned from a third party that does not impose an obligation of confidentiality on the receiving party, (iii) was known to the receiving party at the time of disclosure, (iv) was generated independently by the receiving party without reference to Confidential Information, or (v) is required to be disclosed by law, subpoena or other process.

        B. For the purpose of this Section V, Confidential Information shall mean any information identified by either party as "Confidential" and/or "Proprietary", or which,


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 7


     B. For the purpose of this Section V, Confidential Information shall mean any information identified by either party as "Confidential" and/or "Proprietary", or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, including this Agreement.

VI. Approval. Deliverables and reports provided to Client by E&Y will be reviewed and approved by the representatives appointed by Client. Client shall accept or reject each deliverable or report within seven (7) days of receipt. Each such deliverable and report shall be conclusively deemed accepted unless rejected in writing within seven (7) days following delivery thereof. Acceptance shall not be unreasonably withheld. Any rejection shall be in writing and specifically state the matter in which the deliverable or report is materially defective. For purposes of this Agreement, seven (7) days shall constitute a reasonable period for the Client to determine acceptance of E&Y's performance. E&Y shall use commercially reasonable efforts to make the modifications necessary to correct such material defects.

VII. Term and Termination. This Agreement will terminate when the Services have been completed. Either party may terminate this Agreement in the event of the breach by the other party of this Agreement, which breach is not cured within thirty (30) days after notice by the non-breaching party. Client shall pay E&Y for work-in-progress, Services and expenses incurred prior to the effective date of termination. Upon termination of this Agreement, the parties shall return Confidential Information received from the other, except that E&Y may retain a set of its working papers even if they contain Confidential Information.

VIII. Taxes and Payment. Any applicable taxes incurred in connection with the Services or Deliverables (except for taxes imposed on income) will be billed to, and paid by, Client, in addition to fees and expenses. Payment by Client of E&Y's fees, expenses and any applicable taxes shall be due upon receipt of E&Y's invoice.

IX. Conflict and Survival. In the event of any conflict, ambiguity or inconsistency between this Exhibit A and any other document to which this Exhibit A may be annexed or which may be annexed to this Exhibit A, including any terms and conditions on Client's purchase orders or otherwise, the terms and conditions of this Exhibit A shall govern. The provisions of this Agreement which give the parties rights beyond termination of this Agreement will survive any termination of this Agreement.

X. Non-Solicitation of Personnel. Client shall not solicit for employment or hire any E&Y employee who is involved in the performance of this Agreement during the term of this Agreement and for a period of six (6) months following its termination except as may be agreed to in writing by both parties.


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 4


XI. Severability. If any portion of this Agreement is held to be void, invalid, or otherwise unenforceable, in whole or part, the remaining portions of this Agreement shall remain in effect.

XII. Mediation/Arbitration. Any controversy or claim arising out of or relating to this Agreement or the Services (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Client or of E&Y) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in Annex 1 attached hereto. Judgment on any arbitration award may be entered in any court having proper jurisdiction.

XIII. Third Party Beneficiaries. This Agreement and all services to be provided hereunder are for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights whatsoever. E&Y does not assume and shall not have any duty or obligation to any other person or entity.

ANNEX 1
Dispute Resolution Procedures

The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in this Agreement. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association ("AAA") or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                               PAGE 9


Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.


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MS. KATHLEEN PENA                                               OCTOBER 25, 1999
MEDIBUY.COM                                                              PAGE 10


Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Arbitration Rules for Professional Accounting and Related Services Disputes of the AAA ("AAA Rules"). In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless provided otherwise in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award
(i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.